Exhibit 10.7
Confidential Separation Agreement and General Release
This Confidential Separation Agreement and General Release (the “Agreement”) is executed by Banc of California (“Employer”) and Raymond Rindone (“Employee”). In consideration for the execution of this Agreement, and the performance of the terms herein, Employer and Employee (collectively the “Parties”) agree as follows:
1.Employment Separation. The Parties acknowledge and mutually agree that effective on March 12, 2025 (the “Separation Date”), Employee shall cease to be employed by the Employer and its affiliates. Following the Separation Date, Employee shall not be, or represent that Employee is, an employee, officer, director, board member, manager, agent, or representative of the Employer and Employee shall take any actions required by the Employer to effectuate the foregoing. Between the date hereof and the Separation Date (the “Transition Period”), Employee shall remain an employee of the Employer with the title of “Advisor” and with the duties and limitations set forth in Section 2 below.
2.Duties During Transition Period. The following terms apply to Employee’s duties and obligations during the Transition Period. Employee shall not be authorized to represent Employer or act on behalf of Employer, except as specifically authorized in writing by Employer’s CFO, CEO or General Counsel. Employee’s duties during the Transition Period shall be to provide transition support by performing ongoing job duties pursuant to Employee’s prior role as Deputy Chief Financial Officer, Head of Corporate Finance, and responding to inquiries and providing information and guidance, in each case to the extent requested by Employer’s CFO, CEO, General Counsel or their delegates. Except as set forth in this Agreement, Employee shall be subject to all policies of Employer as set forth in Employer’s Employee Handbook and other policies applicable to his employment.
3.Consideration. In consideration for timely executing this Agreement and complying with the terms herein and subject to this Section 3, the Parties hereby agree as follows:
3.1Pay and Benefits During Transition Period. During the Transition Period, (i) Employer will continue to pay Employee his base salary in effect as of the date of this Agreement, in accordance with Employer’s normal payroll schedule and practices, including customary deductions and withholdings, and (ii) Employee will continue to be eligible to participate in Employer’s group health and medical plans and 401(k) retirement plan and Employee will continue to receive other benefits he is currently receiving on the same terms and conditions as other employees in positions similar to the position held by Employee immediately prior to the Transition Period.
3.22024 Annual Bonus. Employee shall receive an annual cash bonus as set forth in Schedule A to be paid at or around March 7, 2025 at the same time as 2024 bonus amounts generally and otherwise in accordance with Employer’s normal payroll schedule and practices, including customary deductions and withholdings.
3.3Separation Pay. In consideration of Employee’s timely execution of this Agreement and the release set forth in Section 4, as well as Employee’s reaffirmation of such release after termination, Employer will also receive cash consideration as set forth in Schedule A in a lump sum after the Separation Date in accordance with Employer’s normal payroll schedule and practices, including customary deductions and withholdings.
3.4COBRA. Employer will pay the Consolidated Omnibus Reconciliation Act (“COBRA”) premium for Employee’s COBRA continuation of health coverage through March 31, 2026 if Employee elects for COBRA coverage and completes all necessary documents to reinstate such coverage.
3.5Equity Award Treatment. Pursuant to the terms set forth in the Banc of California, Inc. Amended and Restated 2018 Omnibus Stock Incentive Plan (the “Company Equity Plan”) and Employee’s Award Agreements, Employee’s restricted stock unit awards outstanding at the time of the merger of Banc of California, Inc. and PacWest Bancorp, which was completed on November 30, 2023 (the “PWB Merger”) will fully vest upon Employee’s termination and be settled in accordance with the Company Equity Plan and the Award Agreements and Employee’s equity awards granted subsequent to the PWB Merger will be forfeited. For the avoidance of doubt, Employee’s outstanding restricted stock unit awards shall continue to vest in the ordinary course pursuant to their terms prior to Employee’s termination. Schedule A sets forth each of Employee’s outstanding equity awards and their treatment pursuant to their terms and this Section 3.4.

3.6Unemployment. Employer will provide truthful information in response to any inquiry from the Employment Development Department related to any claim by Employee for unemployment benefits, but will not actively oppose any valid legal claims made by Employee for unemployment benefits.
3.7No Consideration Absent Timely Execution and Effectiveness of this Agreement. Employee will not receive the consideration specified in this Section 3, unless Employee executes and delivers this Agreement and this Agreement becomes effective on the Effective Date pursuant to Section 5, and Employee fulfills the promises contained herein. Employer has no independent legal duty to provide Employee with the consideration set forth in this Agreement, absent the terms of the Agreement itself.
3.8No Duplication of Benefits. For the avoidance of doubt, pursuant to Section 2.4 of the Banc of California, Inc. Employee Severance Plan and Summary Plan Description, effective February 5, 2025 (the “Severance Plan”), Employee’s right to cash severance shall be governed by this Agreement and no amount shall be payable to Employee under the Severance Plan.
3.9Compliance. All payments and benefits described herein or that may be payable by the Employer are subject to applicable law and regulatory requirements.
4.General Release of Claims. THIS IS A GENERAL RELEASE OF CLAIMS. Except as to such rights or claims as may be created by this Agreement, Employee, and any person or entity acting on Employee’s behalf, including but not limited to Employee’s spouse, heirs, administrators, successors, assigns and/or agents, hereby release Employer and all of its past, present and future subsidiaries, parents, affiliates, related entities, assigns, predecessors and successors and each of its and their employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, consultants and attorneys, jointly and severally (collectively the “Released Parties”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, which Employee has or had at any time prior to Employee’s execution of this Agreement, including but not limited to any and all claims arising out and/or relating to:
•Employee’s employment with the Released Parties and the termination thereof;
•Any alleged contract, whether written, oral or implied, between Employee and any Released Parties;
•The Company Equity Plans;
•Any act or omission by or on the part of any of the Released Parties;
•Title VII of the Civil Rights Act of 1964, as amended;
•The Civil Rights Act of 1991, as amended;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Age Discrimination in Employment Act of 1967, as amended;
•The Employee Retirement Income Security Act of 1974, as amended;
•The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
•The Family Medical Leave Act, as amended;
•The Fair Labor Standards Act, as amended;
•The Workers Adjustment and Retraining Notification Act, as amended;
•The Occupational Safety and Health Act, as amended;
•Any federal, state or local law, regulation or municipal ordinance, all including any amendments and implementing regulations, including those regulating compensation and those prohibiting discrimination, harassment, or retaliation of any kind;

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•Any common law claims, including claims based on violation of public policy, breach of contract, tort, fraud, misrepresentation, defamation, emotional distress or wrongful discharge; and/or
•Any claim for costs, fees, interest, or other expenses, including attorneys’ fees.
The foregoing general release does not apply to any of Employee’s claims that cannot be released as a matter of law, such as claims for workers’ compensation benefits, state or federal disability benefits, and unemployment insurance benefits. The Parties agree and acknowledge that the release and waiver set forth above shall not prevent Employee from participating in or cooperating with any state, local or federal agency’s investigation or charge of discrimination, harassment or similar misconduct, including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state human or civil rights commission, such as the California Civil Rights Department (“CCRD”), New York State Division of Human Rights (“NYSDHR”) and the Texas Commission on Human Rights (“TXCHR”). The Parties further agree and acknowledge that nothing in the Agreement prevents or prohibits Employee from filing a charge of discrimination, harassment or similar claims with a local, state, or federal agency, such as the EEOC, NLRB, CCRD, NYSDHR or TXCHR. However, Employee understands and agrees that Employee is releasing Employer and Released Parties from any and all claims by which Employee is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding concerning discrimination, harassment or similar claims brought by Employee or on Employee’s behalf. Notwithstanding the foregoing, nothing in this Agreement or in any agreement or understanding with the Employer or any of its affiliates precludes, restricts or is intended to preclude or restrict Employee from recovering a whistleblower award as provided under Section 21F of the Securities and Exchange Act of 1934.
5.
5.Older Worker’s Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the federal Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee has had a reasonable time of up to twenty-one (21) days in which to consider signing this Agreement. If Employee decides not to use all twenty-one (21) days, Employee knowingly and voluntarily waives any claims that Employee was not given the twenty-one (21) day period or did not use the entire twenty-one (21) days to consider this Agreement. Employee may revoke this Agreement at any time within the seven (7) day period following the date Employee signs this Agreement by providing written notice of revocation to Employer’s EVP, Chief Human Resources Officer by email at alex.kweskin@bancofcal.com or by certified letter to Banc of California, c/o Alex Kweskin, 3 MacArthur Place, Santa Ana, California 92707 before the expiration of the seven (7) day revocation period.  The Agreement shall not become effective or enforceable until after the seven (7) day revocation period has expired (the “Effective Date”). If Employee revokes the Agreement within the seven (7) day revocation period, Employee will not receive the consideration set forth in the Agreement.
6.No Pending Claims. Employee represents that Employee does not have any pending claim, complaint, grievance, charge, or action filed with any court or agency against any of the Released Parties.
7.Release of Unknown Claims. Employee has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code and any other similar federal, state or local law. Section 1542 of the California Civil Code provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise. Employee may hereafter discover presently unknown facts or claims different from or in addition to those that Employee now knows as to the matters released herein. Nevertheless, it is Employee’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore

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have existed and Employee expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of Section 1542 of the California Civil Code and any similar federal, state or local law, and furthermore waives any rights that he or she might have to invoke such provisions now or in the future with respect to the matters released by this Agreement.
8.Payments. On the next regularly scheduled payroll date following the Separation Date, Employer shall pay to Employee all any accrued but unpaid base salary, vacation, sick leave, PTO or holiday pay (“Earned Compensation”). For the avoidance of doubt, payment of Earned Compensation shall not be subject to Employee’s execution of a release pursuant to Section 4 of this Agreement.
9.Inquiries. Following the Separation Date, Employer will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment and job titles. Employee will direct all such inquiries only to HRsupport@bancofcal.com.
10.No Workplace Injuries. Employee has not sustained any workplace injury of any kind during Employee’s employment with Employer, and Employee does not intend to file any claim for or seek any workers’ compensation benefits.
11.Non-Disclosure of Trade Secrets, Confidential or Proprietary Information; Protected Activity. Employee will not, for any reason, disclose to others or use for the benefit of anyone other than Employer any trade secret, confidential or proprietary information of Employer, including, but not limited to information relating to Employer’s customers, employees, consultants, affiliates, partners, contractors, products, services, know-how, techniques, methods, models, computer systems, programs, applications, policies and procedures, research, projects, future developments, costs, profits, pricing, customer and client information. The use of any trade secret, confidential or proprietary information belonging to Employer shall be a material breach of this Agreement. Notwithstanding anything herein or in any other agreement with or policy of Employer to which Employee was or is subject, nothing herein or therein shall (i) prohibit Employee from initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation or proceeding conducted by, a local, state or federal agency, or reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, (ii) require Employee to comply with any notification or prior approval requirement with respect to any reporting described in clause (i), (iii) prohibit Employee from exercising protected rights under Section 7 of the National Labor Relations Act (to the extent applicable), (iv) prohibit Employee from discussing or disclosing any claim of sexual assault or sexual harassment, or prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, in each case, without notice to Employer or its affiliates, (iv) prohibit Employee from filing for, or disclosing facts necessary to receive, unemployment insurance, Medicaid or other public benefits to which Employee is entitled, (v) responding to a peace officer’s or prosecutor’s questions relating to an alleged criminal sexual offense or obscenity, or making a statement in a criminal proceeding related to an alleged sexual offense or obscenity, (vi) making truthful statements or disclosures regarding unlawful employment practices, meaning any form of unlawful discrimination, harassment, or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, or any other related State or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission, (vii) conflict with Nevada Assembly Bill No. 248 (2019) (right to speak about a sexual offense that qualifies as a felony, assert discrimination claim on basis of sex and retaliation for reporting sexual discrimination) or Nevada Assembly Bill No. 60 (2021) (nullifies contracts and settlement agreements that restrict a party from testifying about a crime, sexual harassment, discrimination or retaliation), (viii) prevent discussing unlawful employment discrimination under the Maine Human Rights Act occurring in the workplace or at work-related events or (ix) pursuant to 18 U.S.C. § 1833(b), hold Employee criminally or civilly liable under any federal or state trade secret law for the

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disclosure of a trade secret of the Employer that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement Employee has with the Employer or any of its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; provided, however, that Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
12.Work Product. Any services, including without limitation, any designs, logos, emblems, brand strategies, data, materials, and reports (collectively, the “Work Product”), delivered to Employer hereunder shall be solely owned by Employer. Employee hereby irrevocably transfers and assigns to Employer all right, title and interest worldwide in perpetuity in and to the Work Product and all applicable intellectual property rights related to the Work Product, including without limitation copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights. If any Work Product includes material that is otherwise copyrighted, subject to any intellectual property rights or contains any pre-existing materials, Employee grants Employer, effective upon delivery of Work Product, a nonexclusive, unrestricted, irrevocable, royalty-free, fully-paid worldwide transferable license in perpetuity to use the Work Product for any purpose.
13.Waiver of Other Rights. If Employee has any rights to Work Product that cannot be assigned to Employer, Employee unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Employer with respect to such rights, and agrees to, at Employer’s request and expense, consent to and join in any action to enforce such rights. If Employee has any right to Work Product that cannot be assigned to Employer or waived by Employee, Employee unconditionally and irrevocably grants to Employer during the term of such rights, an exclusive, irrevocable, royalty- free, fully-paid worldwide transferable license in perpetuity, with rights including but not limited to sublicense through multiple levels of sublicensees, to exploit, to reproduce, create derivative works of, distribute, publicly perform and publicly display, by all means now known or later developed, such rights.
14.Future Cooperation. To the extent permitted by law, Employee agrees, upon Employer’s request, to reasonably cooperate with and assist Employer in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer or its affiliate or any matters of which Employee has particular knowledge, including making himself reasonably available to consult with Employer’s counsel, to provide information and to give testimony. Employer will reimburse Employee for reasonable out-of-pocket expenses (including, without limitation, Employee’s legal fees) Employee incurs in extending such cooperation at Employer’s request, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his or her protected rights in Section 4 or Section 11 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
15.Prior Agreements. This Agreement does not alter, modify or impact any confidentiality provisions and/or the restrictive covenants between the Parties, nor does it affect Employee’s obligation to comply with those provisions and/or covenants.
16.Return of All Employer’s Materials. Employee has returned to Employer all of Employer’s records, documents, electronically stored information, and tangible embodiments of such, in Employee’s possession, including but not limited to Employer’s trade secrets, confidential information and proprietary information. Employee has returned to Employer all property of Employer including but not limited to keys, key cards, cellular phones, credit cards, tablets, personal and laptop computers, and any other electronic equipment; provided, however, that Employee may retain

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(i) Employee’s personal financial, insurance, identification and health records or documents; (ii) information, records and documents related to Employee’s philanthropic activities; and (iii) the contact information of Employee’s personal contacts and any portion of Employee’s personal correspondence, in each case to the extent such retained portion does not contain confidential business information of Employer. If Employee later discovers that Employee is in possession of any Employer’s information, documents or other materials, Employee shall promptly notify Employer and cooperate in arranging to return or dispose of such material, as directed by Employer. Further, if Employee has used any personal cellular phones, tablets, or personal and laptop computers to conduct work for or on behalf of Employer, Employee will provide reasonable access to Employer to ensure all of Employer’s records, documents, electronically stored information, and tangible embodiments of such, including but not limited to Employer’s trade secrets, confidential information and proprietary information have been removed from such devices and returned to Employer.
17.Non-Disparagement.  Employee agrees not to disparage Employer, or Employer’s officers, directors, employees and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by law, such as through a valid subpoena, court order, or other similar compulsion of law, or as part of a government inquiry or proceeding.  Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent Employee from disclosing to or discussing with others the terms of Employee’s employment, including, by way of example, Employee’s compensation, benefits, working hours or conditions or other matters that do not constitute non-public, proprietary information of Employer.  Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
18.Arbitration. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties agree to submit any claim or dispute arising out of this Agreement or the Parties’ respective duties or obligations under this Agreement, to private and confidential arbitration by a single neutral arbitrator.  The arbitration will be conducted pursuant to the then-current employment arbitration rules of JAMS (the “Rules”) (a copy the current Rules are available at https://www.jamsadr.com/rules-employment-arbitration/english), and shall take place in or near the county and state in which Employee worked on behalf of Employer. If the parties cannot agree on an arbitrator within twenty-one (21) days from a written demand for arbitration, an arbitrator will be selected from JAMS’ panel in accordance with the Rules.  The arbitrator shall not have the authority to modify any of the provisions of this Agreement. Any dispute regarding the arbitrability of a claim shall be resolved by the arbitrator.  The decision of the arbitrator shall be in writing, and shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. To the extent required by law, Employer shall pay the arbitrator’s fees and any other costs unique to the arbitration (excluding, for the avoidance of doubt, any initial filing or case management fees). However, the fees and costs of the arbitration proceeding may be reallocated by the arbitrator in the arbitrator’s discretion.  Each Party shall pay its own costs and attorneys’ fees, if any. However, in any arbitration or legal proceeding based on or arising under this Agreement, the arbitrator or court may award reasonable attorneys’ fees to the prevailing party in accordance with applicable law. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL ON ANY DISPUTE OR CLAIM COVERED BY THIS AGREEMENT.
19.Attorney’s Fees. The parties shall bear their own attorneys’ fees and costs incurred in connection with this Agreement, including but not limited to those incurred in connection with the negotiation, preparation, and execution of this Agreement.
20.Acknowledgment. Employee has read this Agreement, has the authority to sign it, fully understands the contents of this Agreement, freely, voluntarily and without coercion enters into this Agreement, and is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims.

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21.Severability. In the event any provision of this Agreement other than the general release provisions is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect. If the general release is found to be illegal or unenforceable, Employee agrees to execute a binding replacement general release.
22.No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
23.Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.
24.Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any confidentiality agreements and/or restrictive covenants between the Employee and Employer, which shall remain in full force and effect.
25.No Reliance. Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
26.Interpretation. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.
27.Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.
28.Signature. A signature by facsimile, .pdf, electronic (e.g., DocuSign) or email on this Agreement shall be as legally binding as an original signature.
29.Binding on Successors. The Parties agree that this Agreement shall be binding on, and inure to the benefit of, their successors, heirs and/or assigns.
30.Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the state in which Employee resides at the time of execution this Agreement, without regard to such state’s conflicts of law principles.

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        PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. IF YOU AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PLEASE EXECUTE AND DELIVER AN EXECUTED ORIGINAL VIA DOCUSIGN NO EARLIER THAN THE SEPARATION DATE AND NO LATER THAN TWENTY-ONE (21) DAYS FOLLOWING THE SEPARATION DATE. IF YOU EXECUTE AND DELIVER THIS AGREEMENT PRIOR TO THE SEPARATION DATE, YOU WILL BE ASKED TO RE-EXECUTE AND RE-DELIVER AN EXECUTED ORIGINAL NO LATER THAN TWENTY-ONE (21) DAYS FOLLOWING THE SEPARATION DATE.
IN WITNESS WHEREOF, EACH PARTY HERETO HAS DULY EXECUTED THIS AGREEMENT AS OF THE DATE WRITTEN NEXT TO THEIR SIGNATURE.

Executed on 2/28/2025 by:            /s/ Raymond Rindone
Raymond Rindone

Executed on 2/28/2025 by:            /s/ Alexander Kweskin
                        Alexander Kweskin
EVP, Chief Human Resources Officer
                    Banc of California

Schedule A
Cash consideration to be paid pursuant to Section 3.3: $311,250
2024 bonus to be paid on or around March 7, 2025 pursuant to Section 3.2: $186,750 (i.e. 75% of target)
Outstanding Equity Awards Treatment:

Grant Date	Award Name	Outstanding Units	Treatment at Termination
12/15/2022	December 2022 New Hire Grant	1,073	Accelerate
2/23/2023	2023 LTIP Stock Grant RSU	4,014 (1,338 to vest 2/23/25)	Accelerate
8/2/2023	Retention – Rindone	3,567	Accelerate
2/27/2024	2024 LTIP Stock Grant (3Y RSU)	10,913 (3,638 to vest 2/27/25)	Forfeit
3/22/2024	2024 LTIP PSU Grant	10,410	Forfeit
3/23/2025	May 2024 Special Grant (ALL)	67,613	Forfeit
Total Units To Vest By Termination Date:		12,292 shares